CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 100 to Registration Statement No. 002-10806 of Nicholas High Income Fund, Inc. on Form N-1A of our report dated February 12, 2007, relating to the financial statements and financial highlights of Nicholas High Income Fund, Inc. appearing in the Annual Report on Form N-CSR of Nicholas High Income Fund, Inc. for the year ended December 31, 2006, and to the references to us under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also a part of this Registration Statement.

Milwaukee, WI January 29, 2008